Exhibit 99.1

BIGLARI HOLDINGS INC.

NEWS RELEASE

SAN ANTONIO, TX, July 21, 2014 — Biglari Holdings Inc. (NYSE: BH) (“Biglari Holdings” or the “Company”) today announced the terms of a new offering of transferable subscription rights (the “Rights Offering”). Pursuant to the Rights Offering, the Company will distribute one transferable subscription right (“Right”) for each share of its common stock to shareholders of record at the close of business on August 19, 2014.

Every five (5) Rights will entitle a shareholder to subscribe for one share of common stock at a price of $250.00 in cash per share. The Rights (excluding oversubscription privileges) will be transferable and are expected to be admitted for trading on the New York Stock Exchange (the “NYSE”) (NYSE: BH RT) during the course of the Rights Offering. The subscription period will commence on August 19, 2014 (the record date) and terminate on September 12, 2014 (the expiration date), unless the Rights Offering is extended.

Shareholders on the record date who fully exercise the Rights distributed to them will also be entitled to subscribe for and purchase additional shares of common stock not purchased by other Rights holders through their basic subscription privileges. The maximum number of shares that a shareholder may purchase under this oversubscription privilege is equal to the number of shares such shareholder purchased under its basic subscription privilege, subject to pro-rata allotment. A shareholder will be entitled to exercise the oversubscription privilege only if he or she is a shareholder on the record date and exercises the basic subscription privilege in full.

Only Rights aggregated to purchase whole shares of common stock are exercisable.  Fractional shares will not be issued and exercises of Rights will be rounded down.  Shareholders must aggregate Rights in multiples of five (5) Rights to purchase shares of common stock they desire and are entitled to purchase in the Rights Offering.  The Company will not issue fractional Rights or cash in lieu of fractional shares underlying Rights.

The Rights are expected to trade “when issued” on the NYSE beginning on August 14, 2014, and shares of common stock of the Company are expected to trade “ex-Rights” on August 15, 2014. The Rights are expected to begin trading for normal settlement on the NYSE on or about August 21, 2014 and continue through the opening of trading on the expiration date.

The Company expects to mail subscription certificates evidencing the Rights and a copy of the prospectus for the Rights Offering to record date shareholders beginning on or about August 20, 2014.

This announcement does not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any offer or sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The Rights Offering will be made only by means of a prospectus. A copy of the prospectus, when available, may be obtained from the information agent, Alliance Advisors LLC, at (855) 976-3332.

About Biglari Holdings Inc.

Biglari Holdings Inc. is a holding company owning subsidiaries engaged in a number of diverse business activities, including media, property and casualty insurance, as well as restaurants. The Company’s largest operating subsidiaries are involved in the franchising and operating of restaurants. All major operating, investment, and capital allocation decisions are made for the Company and its subsidiaries by Sardar Biglari, Chairman and Chief Executive Officer.

Risks Associated with Forward-Looking Statements

This news release may include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These statements which may concern anticipated future results are based on current expectations and are subject to a number of risks and uncertainties that could cause actual results to differ markedly from those projected or discussed here. Biglari Holdings cautions readers not to place undue reliance upon any such forward-looking statements, for actual results may differ materially from expectations. Biglari Holdings does not update publicly or revise any forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized. Further information on the types of factors that could affect Biglari Holdings and its business can be found in the company's filings with the SEC.